Exhibit 10.1

LEHMAN BROTHERS HOLDINGS INC.

May 4, 2009

NBSH Acquisition, LLC

c/o Neuberger Berman Group LLC

605 Third Avenue

New York, New York 10158

Re:	Second Amendment to Unit Purchase Agreement, dated as of December 1, 2008

Ladies and Gentlemen:

Reference is made to that certain Unit Purchase Agreement, dated as of December 1, 2008, as previously amended by the Amendment dated as of December 19, 2008 (the “First Amendment”), by and between NBSH Acquisition, LLC, a Delaware limited liability company, and Lehman Brothers Holdings Inc., a Delaware corporation (collectively, the “Purchase Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement.

Accordingly, LBHI and the Company have agreed to make certain amendments to the Purchase Agreement. Pursuant to Section 10.3 of the Purchase Agreement, the Purchase Agreement is hereby amended as follows:

1.	Schedule I of the Purchase Agreement (Business Entities) is hereby amended and restated in its entirety as attached hereto.
2.	Schedule 1.1(c) of the Purchase Agreement (Included Businesses and Funds) is hereby amended and restated in its entirety as attached hereto.
3.

Schedule 1.1(d) of the Purchase Agreement (Excluded Businesses and Funds) is hereby amended and restated in its entirety as attached hereto. For purposes of clarification, any Liabilities arising from or relating to any of the businesses and Funds set forth on Schedule 1.1(d) shall be treated as “Excluded Liabilities”, notwithstanding that LBHI or any of its Affiliates may no longer own (directly or indirectly) as of the Closing Date any such business or Fund, including in the event that such business or Fund is owned (directly or indirectly) from and after the Closing Date by Neuberger Berman Group LLC or any of its Subsidiaries.

4.	The Purchase Agreement is hereby amended by adding thereto as Schedule 1.1(k) the schedule attached hereto as Exhibit A.

5.	Schedule 1.1(j) of the Purchase Agreement (Transferred Real Property Leases) is hereby amended and restated in its entirety as attached hereto.
6.	The definition of “Acquired Subsidiary” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Acquired Subsidiary” means each of the Business Entities and their respective Subsidiaries, the equity interests of which are, or will be, acquired directly or indirectly by the Company pursuant to the Contribution or pursuant to any other transaction contemplated hereby.

7.	The definition of “Closing Net Working Capital” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Closing Net Working Capital” means, as of the Closing, the sum (which may be a positive or negative number) of (i) the sum of the aggregate current assets of each member of the Company Group (other than Cash), minus (ii) the sum of the aggregate current Liabilities of each member of the Company Group (which shall not include any income Tax Liabilities), in each case determined in accordance with GAAP applied on a basis consistent with past practice, except that compensation accruals for estimated deferred compensation liabilities shall be deemed to be current Liabilities up to an amount of $15 million for the period from December 1, 2008 through April 30, 2009, but only to the extent that the Company actually uses such amount in cash to implement its deferred compensation program or plan in respect of such period. Notwithstanding anything herein to the contrary, the LBAME Cash Amount shall not be considered Closing Cash and shall be deemed not to be current assets or current Liabilities of the Company Group for purposes of calculation of Closing Net Working Capital.

8.	The definition of “Earn-Out Cash Amount” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Earn-Out Cash Amount” means the present value of the earn-out Liabilities set forth on Schedule 1.1(a) (which the parties agree is $82,563,849, as of April 30, 2009), in each case, only to the extent any such earn-out Liability has not come due in the ordinary course of its terms (i.e., without any acceleration of any portion thereof) and has not been paid prior to Closing. The parties hereby agree and acknowledge that no amounts shall be included in the “Earn-Out Cash Amount” that may be attributable to the last bullet point set forth on Schedule 1.1(a), with respect to the Asset Purchase Agreement dated September 16, 2003.

9.	The definition of “Estimated Closing Cash Target” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

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“Estimated Closing Cash Target” means: (i) the Earn-Out Cash Amount; plus (ii) an amount, which may not be less than zero, equal to (x) $97,147,163, minus (y) the Estimated Closing Net Working Capital.

10.	The definition of “Excluded Assets” in Section 1.1 of the Purchase Agreement is hereby amended by:
a.	replacing the introductory language for such definition as follows:

“Excluded Assets” shall mean the following assets, properties, interests and rights of LBHI and its Subsidiaries (other than the Acquired Subsidiaries), now or formerly owned by LBHI or any of its Subsidiaries:; and

b.	amending and restating clause (v) in its entirety as follows:

(v)         any receivable deemed to be an Excluded Asset pursuant to Section 7.33(b);.

11.	The definition of “Excluded Liabilities” in Section 1.1 of the Purchase Agreement is hereby amended by:
a.	replacing the introductory language for such definition as follows:

“Excluded Liabilities” means any Liabilities of LBHI and its Affiliates other than the Assumed Liabilities, including all Liabilities of LBHI and its Affiliates to the extent they do not arise out of the Business. Notwithstanding anything contained in the Purchase Agreement to the contrary, the following Liabilities (whether or not the same constitute Liabilities of LBHI or any of its Affiliates) also shall be treated as “Excluded Liabilities”:;

b.	amending and restating clause (f) in its entirety as follows:

(f)          any payable deemed to be an Excluded Liability pursuant to Section 7.33(b);; and

c.	amending and restating clause (n) in its entirety as follows:

(n)         all Liabilities arising out of or related (i) to the employment or termination of employment by LBAME of the UK Employees in connection with the current redundancy process being conducted by LBAME (including ongoing remuneration, termination payments and any claims by such employees for discrimination or other employment related matters) (the “UK Employee Liability”), and (ii) the “Remuneration Costs” and “Losses” payable by EMP European Mezzanine Partners Limited (“EMP”) pursuant to the letter agreement, dated on or about May 5, 2009, between LBAME and EMP;

12.	The definition of “Final Closing Cash Target” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

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“Final Closing Cash Target” means: (i) the Earn-Out Cash Amount; plus (ii) an amount, which may not be less than zero, equal to (x) $98,347,163, minus (y) the Final Net Working Capital, minus (z) the Invoice Amount.

13.	The definition of “Invoice Amount” is hereby added to Section 1.1 of the Purchase Agreement to read as follows:

“Invoice Amount” means 50% of the aggregate amount of the following expenses incurred prior to Closing by NBSH Acquisition LLC or the Company or any of its Subsidiaries: (i) the acquisition and implementation of a SAP general ledger system, (ii) services provided by PricewaterhouseCoopers to the extent that the cost is greater than $500,000, and (iii) any legal expenses incurred with respect to the acquisition of the Trust Companies.

14.	The definition of “LBAME” in Section 1.1 of the Purchase Agreement is hereby added to read as follows:

“LBAME” means Lehman Brothers Asset Management (Europe) Limited.

15.	The definition of “LBAME Cash Amount” in Section 1.1 of the Purchase Agreement is hereby added to read as follows:

“LBAME Cash Amount” means the “Estimated Target Cash Amount”, as defined in the Sale Agreement, dated on or about May 5, 2009, between Lehman Brothers Holdings plc, Anthony Victor Lomas, Steven Anthony Pearson, Michael John Andrew Jervis and Dan Yoram Schwarzmann (as joint administrators), Neuberger Berman Group LLC and NBEH Limited.

16.	The definition of “Purchased Assets” in Section 1.1 of the Purchase Agreement is hereby amended as follows:
a.	Deleting the word “and” at the end of clause (y);
b.	Deleting the “.” at the end of clause (z) and inserting “;”;
c.

Inserting the following text as a new clause (aa): “(aa) all rights and remedies, whether arising under statutory or common law, or by contract (including, but not limited to, any assignment of invention, confidentiality, non-compete or other similar agreements entered into with employees, consultants, licensees, distributors or other third parties), to perfect and secure ownership of the Purchased Intellectual Property; and”; and

d.

Inserting the following text as a new clause (bb): “(bb) LBHI’s rights under the Transition Services Agreement among LBHI, Neuberger Berman Holdings LLC and the certain European insolvency administrators dated as of November 14, 2008 (the “LB Europe TSA”) as they relate to services provided to or by the Business.”

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17.	The definition of “Purchased Intellectual Property” in Section 1.1 of the Purchase Agreement is hereby amended by adding the following sentence at the end of such definition:

For the avoidance of doubt, “Purchased Intellectual Property” shall include, without limitation, all of LBHI’s and its Subsidiaries’ rights in and to the Intellectual Property Rights, Software and Technology set forth on Schedule 1.1(k), other than the rights to the same expressly retained by LBHI and its Subsidiaries pursuant to Section 2.5(e) hereunder.

18.	The definition of “Transferred Employee” in Section 1.1 of the Purchase Agreement is hereby amended by adding the following sentence at the end of such definition:

For the avoidance of doubt, each UK Employee shall be a Transferred Employee.

19.	The definition of “UK Employees” in Section 1.1 of the Purchase Agreement is hereby added to read as follows:

“UK Employees” shall mean the employees who transfer to Lehman Brothers Asset Management (Europe) Limited as a result of the transactions contemplated by the Sale Agreement between Lehman Brothers Holdings plc, Anthony Victor Lomas, Steven Anthony Pearson, Michael John Andrew Jervis and Dan Yoram Schwarzmann (as joint administrators), Neuberger Berman Group LLC and NBEH Limited dated on or about May 5, 2009, as listed on schedule 3 of that agreement.

20.	Section 2.5 of the Purchase Agreement is hereby amended by adding thereto as the following provisions after clause (f):

(g)         Inadvertent Omission. In the event that any Intellectual Property Rights throughout the world that constitute Purchased Intellectual Property are not included within the scope of this Agreement as of the Closing Date (“Omitted Intellectual Property”) then, as soon as practicable, such Omitted Intellectual Property shall be assigned, or shall be caused to be assigned, to the Company by amending this Agreement and completing and correcting the schedules hereto or by a separate assignment agreement. Until such date when the assignment of any such Omitted Intellectual Property is in effect and recorded with the applicable Governmental Body, LBHI hereby grants on behalf of itself and its Subsidiaries, and shall cause to be granted, to the Company, as of the Closing Date, a nonexclusive, irrevocable, royalty-free, worldwide, perpetual license in, to and under any Omitted Intellectual Property (with the right to assign and sublicense such rights).

(h)         Inadvertent Inclusion. In the event that any Intellectual Property Rights throughout the world that do not constitute Purchased Intellectual Property are included as Purchased Assets (“Inaccurate Intellectual Property”), then, as soon as practicable, such Inaccurate Intellectual Property shall be reassigned, or shall be caused to be reassigned, back to LBHI by the Company or its applicable

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Subsidiary by amending this Agreement and completing and correcting the schedules hereto or by a separate assignment agreement. Until such date when the assignment of any such Inaccurate Intellectual Property is in effect and recorded with the applicable Governmental Body, the Company hereby grants on behalf of itself and its Subsidiaries, and shall cause to be granted to LBHI, as of the Closing Date, a nonexclusive, irrevocable, royalty-free, worldwide, perpetual license in, to and under any Inaccurate Intellectual Property (with the right to assign and sublicense such rights).

21.	Section 2.6(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(b)         At the Closing, (i) if the Estimated Closing Cash exceeds the Estimated Closing Cash Target, then LBHI shall be entitled to withdraw at the Closing an aggregate amount of Cash equal to such excess from one or more members of the Company Group, and (ii) if the Estimated Closing Cash is less than the Estimated Closing Cash Target, then LBHI shall contribute at the Closing an aggregate amount of Cash equal to such deficiency to one or more members of the Company Group.

22.	Section 2.7(a) of the Purchase Agreement is hereby amended by:
a.	replacing the reference therein to “thirty (30) days” to “ninety (90) days.”; and
b.	adding the following after the last sentence of Section 2.7(a):

For the purposes only of the calculation of each of the Closing Net Working Capital, the Final Closing Cash Target and the components of Closing Cash, Closing Net Working Capital and Final Closing Cash Target, the Closing Date shall be deemed to be April 30, 2009; provided, however, that if either LBAME or Neuberger Berman Asia Limited (“NBAL”) is acquired by the Company or any of its Subsidiaries after May 7, 2009, then the Closing Date for the purposes of calculations with respect to LBAME or NBAL, as the case may be, shall be the date such entity was acquired, unless the parties otherwise agree.

23.	Section 7.6(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(b)         Without limiting the foregoing, on and after the Closing Date, each party shall cooperate with the other party, without any further consideration, to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as either party may request to take by any other party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer to the Company or any Subsidiary of the Company of any Purchased Asset, and (ii) the transfer of any Excluded Asset or

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any Excluded Liability from the Company or any Subsidiary of the Company to LBHI or any of its Subsidiaries (other than those Excluded Assets and Excluded Liabilities which the parties agreed prior to Closing would not be transferred and which are the subject of the Excluded Assets Services Agreement dated as of May 4, 2009, between the Company and LBHI, as the same may be amended from time to time); provided, however, that neither party shall be obligated to make any payment, incur any obligation or grant any concession to any Governmental Body in connection therewith, other than the payment of ordinary and customary fees.

24.	Section 7.9(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(c)         Actual Earn-Out Liabilities. For the avoidance of doubt, if the aggregate payments of all of the earn-out Liabilities set forth on Schedule 1.1(a) are less than the Earn-Out Cash Amount, then the Company shall repay the difference (if any) to LBHI within five Business Days of the day on which all such earn-out Liabilities have been definitively determined, together with interest of 2% per annum, compounded annually, on the amount of such difference, calculated from and including the Closing Date to, but excluding, the date of repayment.

25.	Section 7.9(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(d)         UK Employees. The parties agree to work together in an effort to reduce any UK Employee Liability and will comply with applicable law in all material respects in connection therewith.

26.	Section 7.10(b)(ii) is hereby amended by deleting “(A) for a Pre-Closing Tax Period, (B)” in the second line thereof.
27.	Section 7.10(b)(iii) is hereby amended and restated in its entirety to read as follows:

In the case of any Affiliated Acquired Subsidiary, LBHI shall prepare and file the Tax Returns for the Affiliated Group that included such Affiliated Acquired Subsidiary for any Pre-Closing Tax Period or Straddle Period, and LBHI shall timely prepare and file any Tax Return of an Acquired Subsidiary for any period ending within a Pre-Closing Tax Period and shall timely pay the Taxes due and payable on such Pre-Closing Tax Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with the past practices with respect to such Affiliated Acquired Subsidiary or Acquired Subsidiary, as applicable, except as otherwise required by a change in applicable Law or this Agreement. At least thirty (30) days prior to filing, LBHI shall provide the Company with a copy of the portion of such Tax Returns that relate to the Affiliated Acquired Subsidiaries and each such Tax Return of each Acquired Subsidiary. Within ten (10) days of delivery to the Company any such draft Tax Returns (or the

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applicable portions thereof which relate to the Affiliated Acquired Subsidiaries), the Company shall inform LBHI of any objections the Company has to such draft Tax Returns (or the applicable portions thereof which relate to the Affiliated Acquired Subsidiaries), and if the Company has no such objections, then LBHI shall cause to be timely filed such Affiliated Group Tax Return or other such Tax Returns completed on the basis of the draft provided to the Company. If within ten (10) days of delivery to the Company of such draft Tax Returns (or the applicable portions thereof which relate to the Affiliated Acquired Subsidiaries), the Company informs the LBHI of the Company’s objection(s) to such draft Tax Returns (or the applicable portions thereof which relate to the Affiliated Acquired Subsidiaries), then LBHI and the Company shall negotiate in good faith to resolve such objection(s). If LBHI and the Company are able to resolve such objection(s) within ten (10) days of the filing deadline for such Tax Return (taking into account any applicable extensions), then LBHI shall cause to be timely filed such Tax Return on the basis agreed upon by LBHI and the Company. If despite such good faith efforts, LBHI and the Company are unable to resolve such objection(s) within such period of time, then the matter shall be submitted to an independent accounting firm acceptable to LBHI and the Company for review and resolution by such accounting firm, which review and resolution shall (i) occur no later than five (5) days prior to the filing deadline of such Tax Return (taking into account any applicable extensions), and (ii) be limited to the basis of the Company’s objection(s); and, thereafter, LBHI shall cause to be timely filed such Tax Return on the basis of the draft provided to the Company, as modified to reflect such accounting firm’s resolution of the Company’s objection(s) thereto. The fees and expenses of the independent accounting firm shall be paid one-half by LBHI and one-half by the Company. The Company shall provide LBHI with any powers of attorney necessary in connection with the discharge by LBHI of its obligations pursuant to this Section 7.10(b)(iii). If in connection with the filing of any Tax Return (other than an income Tax Return) described in this Section 7.10(b)(iii) that is not a Tax Return for an Affiliated Group that includes any Affiliated Acquired Subsidiary, the Company shall, not less than three (3) days prior to the due date (without regard to extensions), provide LBHI with an amount of cash equal to the amount of Tax shown as due on such Tax Return.

28.	Section 7.18 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 7.18. LBAME Cash.

(a)         Promptly following the Closing, (i) the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things within its control that are reasonably necessary, proper or advisable to and otherwise take action, subject to applicable law, to allow LBAME to transfer to one or more of its Affiliates as soon as practicable following the Closing an amount equal to (x) the LBAME Cash Amount, minus (y) any amount conclusively determined to be required as regulatory capital in compliance with the rules and regulations of the Financial Services Authority (United Kingdom) (the transfer of such amount, the “Transfer”), and (ii) the parties shall cooperate in all respects with each other in the taking of actions or

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the preparation of materials in connection with the foregoing obligations. For the avoidance of doubt, any preliminary determination as to the level of such required regulatory capital shall not constitute the Transfer.

(b)         In connection with the obligations in this Section 7.18, (i) the Company shall keep LBHI promptly informed of all material actions and the ongoing status of such material actions in respect of the Transfer and any other material matter related to the LBAME Cash Amount and the Transfer; (ii) to the extent practicable and permitted, provide LBHI with draft copies of all material documentation and plans for action relevant to the foregoing and the LBAME Cash Amount at such time as will allow LBHI a reasonable opportunity to comment to such documentation and plans for action before they are finalized or acted upon; and (iii) the Company shall take into account any reasonable comments and promptly provide LBHI with a copy of such documentation or plans for action in the final form.

(c)         On the earlier to occur of (i) the End Date, and (ii) such date that is five Business Days following the Transfer, the Company shall, or shall cause one or more of its Subsidiaries to, pay to Neuberger Berman Holdings LLC, or to such other party as LBHI directs, cash in an amount equal to the LBAME Cash Amount. Such payment shall be by wire transfer of immediately available funds. For the purposes of this provision, “End Date” means the date which is three months after the Closing; provided, however, that if, the Company has been diligent and has used commercially reasonable efforts to complete the Transfer before the end of such three month period and the Transfer has not been completed by such time, the End Date will be delayed to a later date to be agreed by the parties, but in no event extended beyond an additional six months (being nine months from Closing). To the extent the Company is able to transfer on one or more occasions a portion of the LBAME Cash Amount prior to completion of the Transfer, the Company will pay or cause to be paid each such amount promptly to LBHI; provided, however, that the Company shall pay or cause to be paid the remainder of the LBAME Cash Amount in accordance with the preceding sentences of this Section 7.18(c).

(d)         The payment to Neuberger Berman Holdings LLC, LBHI, or to any other party at the direction of LBHI, of any amounts pursuant to clause (c) above, shall not be treated as a distribution by the Company to any “LBHI Member,” as such term is defined in the Second Amended and Restated Limited Liability Company Agreement of NBG LLC, dated as of May 4, 2009 (the “NBG LLC Agreement”) for any purpose under the NBG LLC Agreement. Notwithstanding anything to the contrary in this Agreement, the NBG LLC Agreement or any related document or agreement, it is the intention of LBHI and the Company that the transfer of the LBAME Cash Amount to the Company and/or its Subsidiaries shall, at all times, be treated as an advance to the Company and/or its Subsidiaries and not as a contribution to the capital of the Company or any of its Subsidiaries, and the payments under clause (c) above shall be treated as a repayment of such

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advance and not as a distribution from the capital of the Company or its Subsidiaries.

29.	Section 7.19(d)(ii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(ii)	[Intentionally Omitted]
30.	Section 7.19(e) is hereby added to read as follows:

(e)         For purposes of clarity, the parties agree that all Furniture, Equipment and other personal property used in the conduct of the Business at 399 Park Avenue, New York, New York (“399 Park”) shall not constitute Purchased Assets (except for audio-visual equipment) and the furniture and equipment formerly located on the fourth (4th) Floor of 399 Park and currently held in storage at Hanover Moving & Storage Co., 50 Dey Street, Jersey City, New Jersey 07306 shall constitute Purchased Assets.

31.	Section 7.23 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

The parties acknowledge and agree that consents from the landlords have not been obtained as of the Closing Date with respect to the transfer and assignment of the Transferred Real Property Leases (excluding those leases where the tenant is an entity whose interests are being acquired by the Company or a member of the Company Group and for which no assignment and assumption of the Transferred Real Property Lease is required to be delivered) and that, as a result, such Transferred Real Property Leases are being treated for all purposes hereunder as Deferred Transfer Purchased Assets and all obligations and liabilities thereunder are being treated for all purposes hereunder, collectively, as a Deferred Transfer Assumed Liability with such treatment to continue, with respect to any particular Transferred Real Property Lease, until the earlier of (a) the assignment of such Transferred Real Property Lease to the Company or a member of the Company Group following the receipt of the required consent from the applicable landlord, as contemplated hereunder, and (b) the remaining term of such Transferred Real Property Lease (or, if terminated earlier, for as long as such Transferred Real Property Lease remains in effect).

32.	Schedule 7.26 of the Purchase Agreement (Withdrawal of Lehman Brothers Holdings Inc. Capital) is hereby amended and restated in its entirety as attached hereto.
33.	Section 7.33 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
7.33	Intercompany Accounts.

(a)         Except as otherwise mutually agreed by the parties, at or prior to the Closing, LBHI shall, and shall cause its Acquired Subsidiaries and

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Neuberger Berman Group LLC to, settle all intercompany transactions between any Acquired Subsidiary or Neuberger Berman Group LLC (on the one hand) and LBHI or any Subsidiary of LBHI (other than any Acquired Subsidiary or Neuberger Berman Group LLC) (on the other hand), such that, from and after the Closing, there will be no intercompany Liabilities between LBHI and its Subsidiaries (on the one hand) and any member of the Company Group (on the other hand). Notwithstanding the foregoing, (a) any intercompany transactions between any Acquired Subsidiary or Neuberger Berman Group LLC (on the one hand) and any affiliate of LBHI subject to or under administration, receivership, bankruptcy, or other similar insolvency proceeding in any non-U.S. jurisdiction, Lehman Brothers Inc., and any other affiliate of LBHI subject to a proceeding under SIPA, chapter 7 of the Bankruptcy Code, or that is not under the direct or indirect control of LBHI such as by reason of the appointment of a trustee, administrator, liquidator or the like (any such entity, a “Non-Controlled Lehman Party”) (on the other hand) will not be settled; (b) any intercompany transactions between LBHI or any Subsidiary of LBHI (other than any Acquired Subsidiary or Neuberger Berman Group LLC) (on the one hand) and Lehman Brothers Asset Management (Europe) Ltd. or any of its Subsidiaries (on the other hand) will not be settled; and (c) any intercompany transactions between LBHI or any Subsidiary of LBHI (other than any Acquired Subsidiary or Neuberger Berman Group LLC) (on the one hand) and Neuberger Berman Asia Limited., f/k/a Lehman Brothers Asset Management Asia Ltd., or any of its Subsidiaries will not be settled.

(b)         All receivables (and any claims predicated thereon) owed to Neuberger Berman Group LLC or any Acquired Subsidiary in respect of intercompany transactions between any Acquired Subsidiary or Neuberger Berman Group LLC (on the one hand) and any Non-Controlled Lehman Party (on the other hand) shall be deemed to be Excluded Assets, but only to the extent that any such receivable constitutes a current asset. All payables owed by Neuberger Berman Group LLC or any Acquired Subsidiary in respect of intercompany transactions between any Acquired Subsidiary or Neuberger Berman Group LLC (on the one hand) and any Non-Controlled Lehman Party (on the one hand) shall be deemed to be Excluded Liabilities, but only to the extent that any such payable constitutes a current Liability.

34.	Section 10.2 of the Purchase Agreement is hereby amended by replacing both references to “the Company” in the first proviso thereof with “NBSH Acquisition, LLC and the Company Group”.
35.

For purposes of clarification, the rights granted to the Company pursuant to clause (r) of the definition of “Purchased Assets” includes a non-exclusive sub-license to LBHI’s rights under Section 8.9 of the BarCap APA with respect to non-Mark Intellectual Property Rights set forth on Exhibit B hereto.

Except as amended hereby, all of the terms of the Purchase Agreement shall remain in full force and effect and are hereby ratified in all respects. On and after the date of this letter agreement,

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each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to, in connection with or in relation to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement, as amended by this letter agreement.

Each of the Company and LBHI hereby represents and warrants to each other that: (a) such party has all requisite power and authority to execute and deliver this letter agreement; (b) the execution and delivery of this letter agreement by such party have been duly authorized by all requisite action on the part of such party; and (c) this letter agreement has been duly and validly executed and delivered by such party hereto.

THIS LETTER AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT (INCLUDING ANY AMENDMENT, SUPPLEMENT OR WAIVER OF THIS LETTER AGREEMENT), OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT (INCLUDING ANY AMENDMENT, SUPPLEMENT OR WAIVER OF THIS LETTER AGREEMENT) AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

This letter agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank. Signature page follows.]

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If the foregoing is consistent with your understanding, please so indicate by signing below and returning a copy of this letter to us.

Very truly yours,
LEHMAN BROTHERS HOLDINGS INC.
By:	/s/ William Fox
	Name:	William Fox
	Title:	Controller, Treasurer and Executive Vice President

Accepted and agreed to as of

the date first written above:

NBSH ACQUISITION, LLC

By:	/s/ Joseph Amato
	Name:	Joseph Amato
	Title	Member

By:	/s/ George Walker
	Name:	George Walker
	Title	Member